Exhibit 99.1

Sunnova Reports Second Quarter 2024 Financial Results

Second Quarter 2024 and Recent Highlights

•Unrestricted cash increased by $21.5 million in the second quarter of 2024
•161 megawatts of solar power generation and 284 megawatt hours of energy storage under management added in the second quarter of 2024
•Total cumulative solar power generation under management increased to 2.8 gigawatts and megawatt hours of energy storage under management increased to 1,439 as of June 30, 2024
•Increased cash generation guidance to $100 million in 2024, $350 million in 2025, and $400 million in 2026

HOUSTON, July 31, 2024 (BUSINESS WIRE) - Sunnova Energy International Inc. ("Sunnova") (NYSE: NOVA), a leading adaptive energy services company, today announced financial results for the second quarter ended June 30, 2024.

“Last quarter, we set four key priorities, all with the acute focus on increasing our cash generation and maintaining strong margins,” said William J. (John) Berger, Sunnova's founder and CEO. “I am pleased to report that we made considerable progress against those priorities in the second quarter, building on our momentum from the first quarter, and yielding an increase in unrestricted cash on our balance sheet for the second quarter in a row. We have every intention of maintaining this positive trend line for the remainder of 2024 and beyond, evidenced by the increase in our cash generation guidance.”

Berger continued, “The fundamentals of our business continue to be backed by macroeconomic tailwinds like steadily rising utility rates, increasing grid instability, and declining equipment costs. When coupled with a rapid increase in customers favoring leases and power purchase agreements over loans, these dynamics result in an even greater value proposition for customers and a 'value wedge' for Sunnova. Additionally, recent guidance on Investment Tax Credit adders has been more impactful than we had originally anticipated – a large contributor to what is driving our cash generation guidance higher – and we continue to maximize asset-level capital through greater efficiency and more timely financings. These tailwinds and the progress against our outlined priorities gives us confidence in our ability to drive value creation for our customers and our shareholders.”

Second Quarter 2024 Results - Three Months Ended

Revenue increased to $219.6 million, or by $53.2 million, for the three months ended June 30, 2024, compared to the three months ended June 30, 2023. This increase was primarily due to an increase of $55.9 million in revenue from our core adaptive energy customers in the form of PPA, lease, SREC, loan, and cash sales revenue. This was partially offset by $5.4 million of lower direct sales revenue.

Total operating expense, net increased to $278.5 million, or by $52.4 million, for the three months ended June 30, 2024, compared to the three months ended June 30, 2023. This increase was primarily due to an increase in loss on sales of customer notes receivable, an increase in the number of solar energy systems in service and higher general and administrative expense. This was partially offset by changes in the fair value of certain financial instruments and contingent consideration and lower operations and maintenance expense primarily due to lower impairments and losses on disposals, truck roll costs, and disaster losses and related charges.

Adjusted operating expense increased to $108.8 million, or by $21.9 million, for the three months ended June 30, 2024, compared to the three months ended June 30, 2023. This increase was primarily due to an increased number of solar energy systems in service and higher general and administrative expense.

Sunnova incurred a net loss of $79.7 million for the three months ended June 30, 2024, compared to a net loss of $100.8 million for the three months ended June 30, 2023. This lower net loss was primarily due to investment tax credit sales that resulted in an income tax benefit, an increase in interest income – primarily due to our larger customer loan portfolio – and lower operations and maintenance expense primarily due to lower impairments and losses on disposals, truck roll costs, and disaster losses and related charges. This was partially offset by an increase in loss on sales of customer notes receivable and higher general and administrative expense.

Adjusted EBITDA was $216.7 million for the three months ended June 30, 2024, compared to $28.1 million for the three months ended June 30, 2023. This increase was primarily due to investment tax credit sales, which began in the third quarter of 2023, and an increase in adjusted EBITDA from our lease and PPA customers. This increase was partially offset by an increase in loss on sales of customer notes receivable.

Principal proceeds from customer notes receivable (net of amounts recorded in revenue) and proceeds from investments in solar receivables was $55.4 million for the three months ended June 30, 2024, compared to $39.6 million for the three months ended June 30, 2023. This increase was primarily due to our larger customer loan portfolio.

Interest income was $35.4 million for the three months ended June 30, 2024, compared to $26.3 million for the three months ended June 30, 2023. This increase was also primarily due to our larger customer loan portfolio.

Second Quarter 2024 Results - Six Months Ended

Revenue increased to $380.5 million, or by $52.4 million, for the six months ended June 30, 2024, compared to the six months ended June 30, 2023. This increase was primarily due to an increase of $93.2 million in revenue from our core adaptive energy customers in the form of PPA, lease, SREC, loan, and cash sales revenue. This was partially offset by $33.3 million of lower inventory sales revenue.

Total operating expense, net increased to $523.7 million, or by $87.0 million, for the six months ended June 30, 2024, compared to the six months ended June 30, 2023. This increase was primarily due to an increase in loss on sales of customer notes receivable, an increase in the number of solar energy systems in service, higher other cost of revenue associated with cash sales and direct sales, and higher general and administrative expense. This was partially offset by lower cost of revenue from inventory sales.

Adjusted operating expense increased to $217.0 million, or by $51.8 million, for the six months ended June 30, 2024, compared to the six months ended June 30, 2023. This increase was primarily due to an increased number of solar energy systems in service and higher general and administrative expense.

Sunnova incurred a net loss of $169.8 million for the six months ended June 30, 2024, compared to a net loss of $211.1 million for the six months ended June 30, 2023. This lower net loss was primarily due to investment tax credit sales that resulted in an income tax benefit and an increase in interest income, primarily due to our larger customer loan portfolio. This was partially offset by an increase in loss on sales of customer notes receivable and higher general and administrative expense.

Adjusted EBITDA was $263.2 million for the six months ended June 30, 2024, compared to $42.6 million for the six months ended June 30, 2023. This increase was primarily due to investment tax credit sales, which began in the third quarter of 2023. This increase was partially offset by an increase in loss on sales of customer notes receivable.

Principal proceeds from customer notes receivable (net of amounts recorded in revenue) and proceeds from investments in solar receivables was $97.2 million for the six months ended June 30, 2024, compared to $70.9 million for the six months ended June 30, 2023. This increase was primarily due to our larger customer loan portfolio.

Interest income was $71.1 million for the six months ended June 30, 2024, compared to $51.1 million for the six months ended June 30, 2023. This increase was also primarily due to our larger customer loan portfolio.

Liquidity & Capital Resources

As of June 30, 2024, Sunnova had total cash of $630.4 million, including $253.2 million of unrestricted cash and $377.1 million of restricted cash on the balance sheet.

2024 Full Year Guidance

•As Sunnova continues to refocus on its higher margin core adaptive energy customers it now expects full year 2024 customer additions to fall between 110,000 and 120,000.

•Adjusted EBITDA is expected to fall between $650 million and $750 million to account for a greater contribution from investment tax credit sales and an increase in expected lease and PPA revenues coupled with lower operating expenses.

•Interest income and the principal proceeds from customer notes receivable, net of amounts recorded in revenue, and proceeds from investments in solar receivables are expected to fall between $115 million and $125 million and $180 million and $190 million, respectively. This update is driven by the recent sale of non-solar loans and a quicker-than-expected move to leases and PPAs.

Non-GAAP Financial Measures

We present our operating results in accordance with accounting principles generally accepted in the U.S. ("GAAP"). We believe certain financial measures, such as Adjusted EBITDA and Adjusted Operating Expense, which are non-GAAP measures, provide users of our financial statements with supplemental information that may be useful in evaluating our business. We use Adjusted EBITDA and Adjusted Operating Expense as performance measures and believe investors and securities analysts also use Adjusted EBITDA and Adjusted Operating Expense in evaluating our performance. While Adjusted EBITDA effectively captures the operating performance of our leases and PPAs, it only reflects the service portion of the operating performance under our loan agreements. Therefore, we separately show customer P&I payments. Adjusted EBITDA is also used by our management for internal planning purposes, including our consolidated operating budget, and by our board of directors in setting performance-based compensation targets. We believe that such non-GAAP measures, when read in conjunction with our operating results presented under GAAP, can be used both to better assess our business from period to period and to better assess our business against other companies in our industry, without regard to financing methods, historical cost basis or capital structure. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by other companies. In addition, other companies may not publish these or similar measures. Such non-GAAP measures should be considered as a supplement to, and not as a substitute for, financial measures prepared in accordance with GAAP. Sunnova is unable to reconcile projected Adjusted EBITDA and Adjusted Operating Expense to the most comparable financial measures calculated in accordance with GAAP because of fluctuations in interest rates and their impact on our unrealized and realized interest rate hedge gains or losses. Sunnova provides a range for the forecasts of Adjusted EBITDA and Adjusted Operating Expense to allow for the variability in the timing of cash receipts and disbursements, customer utilization of our assets, and the impact on the related reconciling items, many of which interplay with each other. Therefore, the reconciliation of projected Adjusted EBITDA and Adjusted Operating Expense to projected net income (loss) and total operating expense, as the case may be, is not available without unreasonable effort.

Conference Call Information

Sunnova is hosting a conference call for analysts and investors to discuss its second quarter 2024 results at 8:00 a.m. Eastern Time, on August 1, 2024. The conference call can be accessed live over the phone by dialing 833-470-1428 or 404-975-4839. The access code for the live call is 049171.

A replay will be available two hours after the call and can be accessed by dialing 866-813-9403 or 929-458-6194. The access code for the replay is 242904. The replay will be available until August 8, 2024.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of Sunnova’s website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or Sunnova’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "going to," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions that concern Sunnova’s expectations, strategy, priorities, plans or intentions. Forward-looking statements in this release include, but are not limited to, statements regarding our level of growth, customer value propositions, technological developments, service levels, the ability to achieve our 2024 operational and financial targets, operating performance, including its outlook and guidance, demand for Sunnova’s products and services, future financing and ability to raise capital therefrom, discussions of planned sales of loans, and references to Adjusted EBITDA and customer P&I payments from solar loans. Sunnova’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks regarding our ability to forecast our business due to our limited operating history, supply chain uncertainties, results of operations and financial position, our competition, changes in regulations applicable to our business, fluctuations in the solar and home-building markets, availability of capital, and our ability to attract and retain dealers and customers and manage our dealer and strategic partner relationships. The forward-looking statements contained in this release are also subject to other risks and uncertainties, including those more fully described in Sunnova’s filings with the Securities and Exchange Commission, including Sunnova’s annual report on Form 10-K for the year ended December 31, 2023 and subsequent quarterly reports on Form 10-Q. The forward-looking statements in this release are based on information available to Sunnova as of the date hereof, and Sunnova disclaims any obligation to update any forward-looking statements, except as required by law.

About Sunnova

Sunnova Energy International Inc. (NYSE: NOVA) is an industry-leading adaptive energy services company focused on making clean energy more accessible, reliable, and affordable for homeowners and businesses. Through its adaptive energy platform, Sunnova provides a better energy service at a better price to deliver its mission of powering energy independence. For more information, visit sunnova.com.

SUNNOVA ENERGY INTERNATIONAL INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts and share par values)

	As of June 30, 2024	As of December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$253,222	$212,832
Accounts receivable—trade, net	44,199	40,767
Accounts receivable—other	293,220	253,350
Other current assets, net of allowance of $4,449 and $4,659 as of June 30, 2024 and December 31, 2023, respectively	462,576	429,299
Total current assets	1,053,217	936,248

Property and equipment, net	6,479,395	5,638,794
Customer notes receivable, net of allowance of $106,769 and $111,818 as of June 30, 2024 and December 31, 2023, respectively	3,884,853	3,735,986
Intangible assets, net	119,430	134,058
Other assets	1,023,850	895,885
Total assets (1)	$12,560,745	$11,340,971

Liabilities, Redeemable Noncontrolling Interests and Equity
Current liabilities:
Accounts payable	$504,098	$355,791
Accrued expenses	103,616	122,355
Current portion of long-term debt	333,191	483,497
Other current liabilities	146,693	133,649
Total current liabilities	1,087,598	1,095,292

Long-term debt, net	7,644,678	7,030,756
Other long-term liabilities	1,153,735	1,086,011
Total liabilities (1)	9,886,011	9,212,059

Redeemable noncontrolling interests	217,310	165,872

Stockholders' equity:
Common stock, 124,735,252 and 122,466,515 shares issued as of June 30, 2024 and December 31, 2023, respectively, at $0.0001 par value	12	12
Additional paid-in capital—common stock	1,775,492	1,755,461
Accumulated deficit	(32,393)	(228,583)
Total stockholders' equity	1,743,111	1,526,890
Noncontrolling interests	714,313	436,150
Total equity	2,457,424	1,963,040
Total liabilities, redeemable noncontrolling interests and equity	$12,560,745	$11,340,971

(1) The consolidated assets as of June 30, 2024 and December 31, 2023 include $6,244,875 and $5,297,816, respectively, of assets of variable interest entities ("VIEs") that can only be used to settle obligations of the VIEs. These assets include cash of $106,559 and $54,674 as of June 30, 2024 and December 31, 2023, respectively; accounts receivable—trade, net of $18,437 and $13,860 as of June 30, 2024 and December 31, 2023, respectively; accounts receivable—other of $270,293 and $187,607 as of June 30, 2024 and December 31, 2023, respectively; other current assets of $719,389 and $693,772 as of June 30, 2024 and December 31, 2023, respectively; property and equipment, net of $5,027,731 and $4,273,478 as of June 30, 2024 and December 31, 2023, respectively; and other assets of $102,466 and $74,425 as of June 30, 2024 and December 31, 2023, respectively. The consolidated liabilities as of June 30, 2024 and December 31, 2023 include $381,874 and $278,016, respectively, of liabilities of VIEs whose creditors have no recourse to Sunnova Energy International Inc. These liabilities include accounts payable of $282,837 and $197,072 as of June 30, 2024 and December 31, 2023, respectively; accrued expenses of $804 and $157 as of June 30, 2024 and December 31, 2023, respectively; other current liabilities of $6,412 and $7,269 as of June 30, 2024 and December 31, 2023, respectively; and other long-term liabilities of $91,821 and $73,518 as of June 30, 2024 and December 31, 2023, respectively.

SUNNOVA ENERGY INTERNATIONAL INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue	$219,597	$166,377	$380,501	$328,073

Operating expense:
Cost of revenue—depreciation	46,444	30,322	88,600	58,519
Cost of revenue—inventory sales	29,831	26,543	51,723	78,322
Cost of revenue—other	37,103	31,394	76,451	50,618
Operations and maintenance	16,998	29,865	53,943	40,604
General and administrative	110,995	101,384	228,106	202,645
Other operating expense	37,154	6,640	24,828	5,917
Total operating expense, net	278,525	226,148	523,651	436,625

Operating loss	(58,928)	(59,771)	(143,150)	(108,552)

Interest expense, net	121,513	56,947	206,114	142,554
Interest income	(35,395)	(26,292)	(71,091)	(51,080)
Other expense	4,906	3,172	4,882	3,408
Loss before income tax	(149,952)	(93,598)	(283,055)	(203,434)

Income tax (benefit) expense	(70,259)	7,183	(113,287)	7,693
Net loss	(79,693)	(100,781)	(169,768)	(211,127)
Net loss attributable to redeemable noncontrolling interests and noncontrolling interests	(46,640)	(14,690)	(66,755)	(43,953)
Net loss attributable to stockholders	$(33,053)	$(86,091)	$(103,013)	$(167,174)

Net loss per share attributable to stockholders—basic and diluted	$(0.27)	$(0.74)	$(0.83)	$(1.45)
Weighted average common shares outstanding—basic and diluted	124,239,618	116,236,741	123,567,083	115,658,570

SUNNOVA ENERGY INTERNATIONAL INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended June 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(169,768)	$(211,127)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	106,548	67,875
Impairment and loss on disposals, net	29,279	17,344
Amortization of intangible assets	14,216	14,216
Amortization of deferred financing costs	17,767	10,734
Amortization of debt discount	13,803	7,909
Non-cash effect of equity-based compensation plans	18,411	14,318
Non-cash direct sales revenue	(24,635)	(28,468)
Provision for current expected credit (gains) losses and other bad debt expense	(908)	23,882
Unrealized (gain) loss on derivatives	(4,837)	8,011
Unrealized (gain) loss on fair value instruments and equity securities	(13,123)	9,328
Loss on sales of customer notes receivable	42,823	—
Other non-cash items	(18,127)	7,027
Changes in components of operating assets and liabilities:
Accounts receivable	44,483	89,158
Other current assets	(49,429)	(90,896)
Other assets	(88,651)	(98,175)
Accounts payable	16,677	(38)
Accrued expenses	(35,347)	(29,876)
Other current liabilities	(31,844)	13,599
Other long-term liabilities	(13,090)	(7,363)
Net cash used in operating activities	(145,752)	(182,542)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(864,419)	(748,152)
Payments for investments and customer notes receivable	(205,720)	(517,099)
Proceeds from customer notes receivable	114,275	80,931
Proceeds from sales of customer notes receivable	63,884	—
Proceeds from investments in solar receivables	5,554	4,929
Other, net	2,943	5,468
Net cash used in investing activities	(883,483)	(1,173,923)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	1,363,956	1,760,680
Payments of long-term debt	(902,500)	(808,564)
Payments on notes payable	(3,913)	(1,915)
Payments of deferred financing costs	(28,144)	(21,684)
Proceeds from issuance of common stock, net	(1,718)	(1,049)
Contributions from redeemable noncontrolling interests and noncontrolling interests	768,821	319,356
Distributions to redeemable noncontrolling interests and noncontrolling interests	(163,419)	(18,372)
Payments of costs related to redeemable noncontrolling interests and noncontrolling interests	(16,192)	(5,312)
Proceeds from sales of investment tax credits for redeemable noncontrolling interests and noncontrolling interests	149,116	—
Other, net	(803)	(6,375)
Net cash provided by financing activities	1,165,204	1,216,765
Net increase (decrease) in cash, cash equivalents and restricted cash	135,969	(139,700)
Cash, cash equivalents and restricted cash at beginning of period	494,402	545,574
Cash, cash equivalents and restricted cash at end of period	630,371	405,874
Restricted cash included in other current assets	(88,458)	(37,825)
Restricted cash included in other assets	(288,691)	(180,718)
Cash and cash equivalents at end of period	$253,222	$187,331

Key Financial and Operational Metrics

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(in thousands)
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(79,693)	$(100,781)	$(169,768)	$(211,127)
Interest expense, net	121,513	56,947	206,114	142,554
Interest income	(35,395)	(26,292)	(71,091)	(51,080)
Income tax (benefit) expense	(70,259)	7,183	(113,287)	7,693
Depreciation expense	55,789	35,204	106,548	67,875
Amortization expense	7,579	7,358	15,106	14,696
EBITDA	(466)	(20,381)	(26,378)	(29,389)
Non-cash compensation expense	4,824	4,803	18,411	14,318
ARO accretion expense	1,611	1,153	3,088	2,234
Non-cash disaster (gains) losses	(2,565)	3,400	(2,575)	3,400
Unrealized (gain) loss on fair value instruments and equity securities	(784)	9,815	(13,123)	9,328
Amortization of payments to dealers for exclusivity and other bonus arrangements	2,045	1,575	4,019	2,961
Provision for current expected credit (gains) losses	(4,420)	10,848	(4,688)	21,107
Non-cash inventory and other impairments	6,370	15,663	26,352	15,663
ITC sales	186,139	—	234,092	—
Loss on sales of non-core customer notes receivable	23,962	—	23,962	—
Other, net	—	1,203	—	3,010
Adjusted EBITDA	$216,716	$28,079	$263,160	$42,632

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(in thousands)
Interest income	$35,395	$26,292	$71,091	$51,080
Principal proceeds from customer notes receivable, net of related revenue	$52,066	$36,850	$91,682	$65,948
Proceeds from investments in solar receivables	$3,295	$2,797	$5,554	$4,929

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(in thousands, except per system data)
Reconciliation of Total Operating Expense, Net to Adjusted Operating Expense:
Total operating expense, net	$278,525	$226,148	$523,651	$436,625
Depreciation expense	(55,789)	(35,204)	(106,548)	(67,875)
Amortization expense	(7,579)	(7,358)	(15,106)	(14,696)
Non-cash compensation expense	(4,824)	(4,803)	(18,411)	(14,318)
ARO accretion expense	(1,611)	(1,153)	(3,088)	(2,234)
Non-cash disaster losses	2,565	(3,400)	2,575	(3,400)
Amortization of payments to dealers for exclusivity and other bonus arrangements	(2,045)	(1,575)	(4,019)	(2,961)
Provision for current expected credit gains (losses)	4,420	(10,848)	4,688	(21,107)
Non-cash inventory and other impairments	(6,370)	(15,663)	(26,352)	(15,663)
Cost of revenue related to direct sales	(12,200)	(12,967)	(30,621)	(20,564)
Cost of revenue related to cash sales	(19,380)	(11,958)	(33,219)	(21,303)
Cost of revenue related to inventory sales	(29,831)	(26,543)	(51,723)	(78,322)
Unrealized gain (loss) on fair value instruments	5,690	(6,643)	18,005	(5,920)
Gain on held-for-sale loans	13	3	37	3
Loss on sales of customer notes receivable	(42,823)	—	(42,823)	—
Other, net	—	(1,203)	—	(3,010)
Adjusted operating expense	$108,761	$86,833	$217,046	$165,255
Adjusted operating expense per weighted average system	$256	$265	$505	$532

	As of June 30, 2024	As of December 31, 2023
Number of customers	403,700	419,200

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Weighted average number of systems (excluding loan agreements and cash sales)	273,300	210,100	266,400	203,800
Weighted average number of systems with loan agreements	136,500	109,500	148,700	99,100
Weighted average number of systems with cash sales	15,300	8,500	14,400	7,900
Weighted average number of systems	425,100	328,100	429,500	310,800

	As of June 30, 2024	As of December 31, 2023
	(in millions)
Estimated gross contracted customer value - PV6	$9,579	$9,097

Key Terms for Our Key Metrics and Non-GAAP Financial Measures

Estimated Gross Contracted Customer Value. Estimated gross contracted customer value as of a specific measurement date represents the sum of the present value of the remaining estimated future net cash flows we expect to receive from existing customers during the initial contract term of our customer agreements, which are typically 25 years in length, plus the present value of future net cash flows we expect to receive from the sale of related solar renewable energy certificates ("SRECs"), either under existing contracts or in future sales, plus the cash flows we expect to receive from energy services programs such as grid services, plus the carrying value of outstanding customer loans on our balance sheet. From these aggregate estimated initial cash flows, we subtract the present value of estimated net cash distributions to redeemable noncontrolling interests and noncontrolling interests and estimated operating, maintenance and administrative expenses associated with the customer agreements. These estimated future cash flows reflect the projected monthly customer payments over the life of our customer agreements and depend on various factors including but not limited to agreement type, contracted rates, expected sun hours and the projected production capacity of the solar equipment installed. For the purpose of calculating this metric, we discount all future cash flows at 6%.

Number of Customers. We define number of customers to include every unique premises on which a Sunnova product or Sunnova-financed product is installed or on which Sunnova is obligated to perform services for a counterparty. We track the total number of customers as an indicator of our historical growth and our rate of growth from period to period.

Weighted Average Number of Systems. We calculate the weighted average number of systems based on the number of months a customer and any additional service obligation related to a solar energy system is in-service during a given measurement period. The weighted average number of systems reflects the number of systems at the beginning of a period, plus the total number of new systems added in the period adjusted by a factor that accounts for the partial period nature of those new systems. For purposes of this calculation, we assume all new systems added during a month were added in the middle of that month. The number of systems for any end of period will exceed the number of customers, as defined above, for that same end of period as we are also including any additional services and/or contracts a customer or third party executed for the additional work for the same residence or business. We track the weighted average system count in order to accurately reflect the contribution of the appropriate number of systems to key financial metrics over the measurement period.

Definitions of Non-GAAP Measures

Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) excluding the impacts of interest expense, income tax (benefit) expense, depreciation and amortization expense, non-cash compensation expense, asset retirement obligation ("ARO") accretion expense, non-cash disaster losses, losses on unenforceable contracts, losses on extinguishment of long-term debt, unrealized gains and losses on fair value instruments and equity securities, amortization of payments to dealers for exclusivity and other bonus arrangements, provision for current expected credit gains and losses, non-cash inventory and other impairments and gains and losses on sales of non-core customer notes receivable and including the impacts of investment tax credit ("ITC") sales.

Adjusted Operating Expense. We define Adjusted Operating Expense as total operating expense less depreciation and amortization expense, non-cash disaster losses, amortization of payments to dealers for exclusivity and other bonus arrangements, cost of revenue related to direct sales, cost of revenue related to cash sales, cost of revenue related to inventory sales, unrealized gains and losses on fair value instruments, gains and losses on held-for-sale loans, gains and losses on sales of customer notes receivable and excluding the effect of certain non-recurring items we do not consider to be indicative of our ongoing operating performance such as, but not limited to, losses on unenforceable contracts and other non-cash items such as non-cash compensation expense, ARO accretion expense, provision for current expected credit gains and losses and non-cash inventory and other impairments.

Contacts

Investor Contact:
Rodney McMahan
IR@sunnova.com
281-971-3323

Media Contact:
Ryan Bechtold
Ryan.Bechtold@sunnova.com